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                                                                    EXHIBIT 23.1



To:  AEI Resources Holding, Inc.



As independent public accountants, we hereby consent to the use of our reports included in this Registration Statement on Form S-4 (Amendment No. 1) for the registration of 10.5% $200 million Senior Notes due 2005 (Registration Statement File No. 333-72327) on our audits of the following financial statements:


Company                                    Report Date
-------                                    -----------
AEI Resources Holding, Inc.                April 9, 1999

AEI Holding Company, Inc.                  April 9, 1999

Employee Benefits Management, Inc.         April 9, 1999

Leslie Resources, Inc. and
Leslie Resources Management, Inc.          March 20, 1998

Mid-Vol Leasing, Inc. and Affiliates       April 23, 1998



/s/ Arthur Andersen LLP



Louisville, Kentucky
April 26, 1999